Exhibit 99.1

News Release

MMC REPORTS FIRST QUARTER 2008 RESULTS

NEW YORK, May 7, 2008 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the first quarter ended March 31, 2008.

Consolidated revenue was $3 billion, up 8 percent from the first quarter of 2007, or 2 percent on an underlying basis, which measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

In connection with its assessment of Kroll, MMC tested the related goodwill on its balance sheet. This resulted in a non-cash goodwill impairment charge of $425 million, or $.81 per share, in the first quarter. There is no tax effect related to the impairment charge, nor any impact on MMC’s cash flows, tangible equity or debt covenants. As a result of the goodwill impairment charge, MMC reported a first-quarter net loss of $210 million, or $.40 per share.

Excluding the goodwill impairment charge and including discontinued operations, net income was $215 million, or $.41 per share, compared with $268 million, or $.47 per share, in the first quarter of 2007. First quarter 2008 earnings per share, on a non-GAAP basis as presented in the attached supplemental schedules, was $.46.

Brian Duperreault, president and chief executive officer of MMC, said: “MMC had solid revenue growth in the quarter, primarily driven by Mercer and Marsh. Mercer’s results reflected a continuation of strong revenue performance with growth throughout all of its businesses. Marsh grew revenue on both a reported and underlying basis, generated strong new business results and showed marked improvement in client revenue retention – all important indicators of its progress. As part of our review of Kroll, we determined that the corporate advisory and restructuring operations should be managed separately; additionally, we recorded a non-cash goodwill impairment charge. We continue to evaluate Kroll to identify those businesses that have the greatest growth potential within MMC’s portfolio. Overall, actions taken across MMC’s businesses during the quarter should improve operating performance and profitability.”

Risk and Insurance Services

MMC’s Risk and Insurance Services segment revenue in the first quarter of 2008 was $1.5 billion, an increase of 2 percent from the first quarter of 2007. Operating income decreased to $240 million from $259 million in the first quarter of 2007, due to a reduction of $43 million, or approximately $.05 per share, from Risk Capital Holdings. This decrease contributed to a 4 percent decline in underlying segment revenue.

In the quarter, Marsh’s revenue was $1.2 billion, up 7 percent from last year, with the strongest growth in Asia Pacific. Underlying revenue grew 1 percent, including 3 percent growth in EMEA; 8 percent growth in Asia Pacific; and 3 percent growth in Latin America. Marsh’s new business production increased 10 percent, a continuation of the strong performance achieved over the last two years. Marsh’s results were achieved in an environment of significant price competition in the global commercial property and casualty insurance marketplace.

Guy Carpenter’s first quarter revenue was $273 million, a decline of 6 percent from the prior year’s quarter and 8 percent on an underlying basis. Reinsurance premium rates continued to decline across most coverages globally, with clients’ risk retention levels remaining high.

Consulting

MMC’s Consulting segment revenue grew 15 percent to $1.3 billion in the first quarter, or 8 percent on an underlying basis. Operating income was $151 million, an increase of 10 percent from $138 million in the first quarter of 2007.

Mercer increased revenue 16 percent to $925 million in the first quarter, with strong revenue growth achieved throughout its operations. On an underlying basis, Mercer’s revenue increased 9 percent in the quarter. Mercer’s consulting operation, with revenue of $659 million, increased 7 percent; outsourcing, with revenue of $188 million, grew 12 percent; and investment consulting and management, with revenue of $78 million, grew 23 percent.

Oliver Wyman’s revenue grew 13 percent to $370 million in the first quarter, or 6 percent on an underlying basis.

Risk Consulting and Technology

MMC’s Risk Consulting and Technology segment recorded an operating loss of $410 million as a result of the goodwill impairment charge. Excluding this charge, and noteworthy items of $3 million, adjusted operating income was $18 million.

Segment revenue was $259 million, an increase of 10 percent from $235 million in the first quarter of 2007. On an underlying basis, revenue increased 3 percent in the current quarter.

Kroll’s revenue was $220 million in the first quarter, an increase of 14 percent from the year-ago quarter, or 5 percent on an underlying basis. This growth was driven by an 11 percent increase in risk mitigation and response and a 7 percent increase in litigation support and data recovery, partially offset by a decline of 2 percent in background screening.

Revenue for MMC’s corporate advisory and restructuring business, which now operates as a separate business within the Risk Consulting and Technology segment, was $39 million in the first quarter, a decline of 7 percent. This performance reflected growth in the United States that was more than offset by a decline in Europe.

Other Items

In March 2008, MMC received 10.8 million shares of its common stock, completing the $800 million accelerated share repurchase transaction funded in August 2007. Including the initial receipt of 21.3 million shares, MMC purchased a total of 32.1 million shares under this transaction. MMC’s average shares outstanding decreased from 562 million in the first quarter 2007 to 519 million in the comparable period of 2008, and ended the quarter at 511 million shares outstanding.

MMC’s net debt position, which is total debt less cash and cash equivalents, was $2.3 billion at the end of the first quarter of 2008, compared with $3.5 billion at the end of the year-ago quarter.

Conference Call

A conference call to discuss first quarter 2008 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 874 1569. Callers from outside the United States should dial 719 325 4805. The access code for both numbers is 7277403.The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With more than 55,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving initiatives; dividend policy and share repurchase programs; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; the outcome of contingencies; the impact of changes in accounting rules; and changes in senior management.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the challenges we face in achieving profitable revenue growth and improving operating margins at Marsh;
•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events like hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	revenue fluctuations in risk and insurance services relating to the effect of new and lost business production and the timing of policy inception dates;
•	the impact of fluctuations in the value of Risk Capital Holdings’ investments on profitability in our risk and insurance services segment;
•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;
•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive “market service” compensation;

•

the ultimate economic impact on MMC of contingencies described in the notes to our financial statements, including the risk of a significant adverse outcome in the shareholder lawsuit against MMC concerning the late 2004 decline in MMC’s share price;

•	our exposure to potential liabilities arising from errors and omissions claims against us, for which we increasingly must self-insure;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	the impact on net income of foreign exchange and/or interest rate fluctuations;
•	changes in applicable tax or accounting requirements;
•

potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards; and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Service Revenue	$3,041	$2,763
Investment Income (Loss)	6	49
Total Revenue	3,047	2,812

Expense:
Compensation and Benefits	1,828	1,652
Other Operating Expenses	874	773
Goodwill Impairment Charge	425	-
Total Expense	3,127	2,425

Operating (Loss) Income	(80)	387

Interest Income	18	19

Interest Expense	(56)	(71)

(Loss) Income Before Income Taxes and Minority Interest Expense	(118)	335

Income Taxes	94	106

Minority Interest Expense, Net of Tax	3	1

(Loss) Income From Continuing Operations	(215)	228

Discontinued Operations, Net of Tax	5	40

Net (Loss) Income	$ (210)	$ 268

Basic Net (Loss) Income Per Share – Continuing Operations	$ (0.41)	$ 0.41
– Net (Loss) Income	$ (0.40)	$ 0.49

Diluted Net (Loss) Income Per Share – Continuing Operations	$ (0.41)	$ 0.41
– Net (Loss) Income	$ (0.40)	$ 0.47

Average Number of Shares Outstanding – Basic	519	553
– Diluted	519	562
Shares Outstanding at 3/31	511	555

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	March 31,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,227	$1,142	7%	6%	-	1%
Guy Carpenter	273	292	(6)%	2%	-	(8)%
Risk Capital Holdings	6	49	(87)%	-	-	(87)%
Total Risk and Insurance Services	1,506	1,483	2%	6%	-	(4)%

Consulting
Mercer	925	800	16%	6%	1%	9%
Oliver Wyman Group	370	329	13%	5%	2%	6%
Total Consulting	1,295	1,129	15%	6%	1%	8%

Risk Consulting & Technology
Kroll	220	193	14%	2%	7%	5%
Corporate Advisory and Restructuring	39	42	(7)%	1%	-	(8)%
Total Risk Consulting & Technology	259	235	10%	1%	6%	3%

Total Operating Segments	3,060	2,847	8%	5%	1%	2%

Corporate Eliminations	(13)	(35)

Total Revenue	$3,047	$2,812	8%	5%	1%	2%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	March 31,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 588	$ 524	12%	9%	-	3%
Asia Pacific	94	78	19%	11%	-	8%
Latin America	49	44	12%	14%	(5)%	3%
Total International	731	646	13%	10%	-	3%
U.S. and Canada	496	496	-	2%	-	(2)%
Total Marsh	$1,227	$1,142	7%	6%	-	1%

Mercer:
Retirement	$ 313	$ 276	14%	7%	3%	4%
Health and Benefits	220	197	11%	4%	-	7%
Other Consulting Lines	126	106	18%	6%	-	12%
Mercer Consulting	659	579	14%	5%	2%	7%
Outsourcing	188	161	17%	5%	-	12%
Investment Consulting & Management	78	60	31%	8%	-	23%
Total Mercer	$ 925	$ 800	16%	6%	1%	9%

Kroll:
Litigation Support and Data Recovery	$ 79	$ 60	32%	2%	23%	7%
Background Screening	71	72	(2)%	-	-	(2)%
Risk Mitigation and Response	70	61	14%	3%	-	11%
Total Kroll	$ 220	$ 193	14%	2%	7%	5%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $44 million and $48 million for the three months ended March 31, 2008 and 2007, respectively.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended March 31

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; adjusted income, net of tax; and net income excluding goodwill impairment charge.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following table identifies these noteworthy items and reconciles adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended March 31, 2008 and 2007. The following table also presents adjusted operating margin, which is calculated by taking adjusted operating income and dividing it by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended March 31, 2008
Operating (loss) income	$240	$151	$(410)	$(61)	$(80)
Add impact of noteworthy items:
Restructuring Charges (a)	14	-	3	16	33
Settlement, Legal and Regulatory (b)	13	-	-	-	13
Goodwill Impairment Charge	-	-	425	-	425
Other	3	-	-	-	3
Operating income adjustments	30	-	428	16	474

Adjusted operating income	$270	$151	$ 18	$(45)	$394

Operating margin	15.9%	11.7%	N/A	N/A	N/A
Adjusted operating margin	17.9%	11.7%	6.9%	N/A	12.9%

Three Months Ended March 31, 2007
Operating income	$259	$138	$26	$(36)	$387
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	24	-	-	6	30
Settlement, Legal and Regulatory (b)	11	-	-	-	11
Accelerated Amortization	5	3	-	3	11
Other (c)	-	-	-	(14)	(14)
Operating income adjustments	40	3	-	(5)	38

Adjusted operating income	$299	$141	$26	$(41)	$425

Operating margin	17.5%	12.2%	11.1%	N/A	13.8%
Adjusted operating margin	20.2%	12.5%	11.1%	N/A	15.1%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees related to cost reduction initiatives.

(b) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and indemnification of former employees for legal fees incurred in connection with the events of October 2004.

(c) Represents an accrual adjustment related to the separation of former MMC senior executives.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended March 31

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: (i) MMC’s GAAP (loss) income from continuing operations, adjusted (a) to reflect the after-tax impact of the operating income adjustments set forth in the preceding table and (b) to include the operating income, net of tax, of MMC’s former subsidiary Putnam (included in discontinued operations through August 2, 2007); divided by (ii) MMC’s average number of shares outstanding—diluted for the period.

Adjusted income, net of tax does not include gains or losses from the sales of operations included in discontinued operations, but, as noted above, does include the operating income of Putnam in 2007.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

	Three Months Ended 2008		Diluted EPS	Three Months Ended 2007		Diluted EPS
(Loss) income from continuing operations		$(215)	$(0.41)		$228	$0.41
Add impact of operating income adjustments	$474			$38
Deduct impact of income tax expense	(18)			(13)
		456	0.87		25	0.05
Income from continuing operations, as adjusted		241	0.46		253	0.46
Add Putnam operating income, net of tax		-	-		40	0.06
Adjusted income, net of tax		$241	$0.46		$293	$0.52

Net Income Excluding Goodwill Impairment Charge

	Three Months Ended 2008	Diluted EPS	Three Months Ended 2007	Diluted EPS
Net (loss) income	$(210)	$ (0.40)	$268	$0.47
Add impact of goodwill impairment charge	425	0.81	-	-
Net income, excluding goodwill impairment charge	$215	$ 0.41	$268	$0.47

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	March 31, 2008	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$ 1,285	$ 2,133
Net receivables	3,070	2,874
Other current assets	424	447

Total current assets	4,779	5,454

Goodwill and intangible assets	7,458	7,759
Fixed assets, net	1,019	992
Pension related asset	1,505	1,411
Other assets	1,712	1,743

TOTAL ASSETS	$16,473	$17,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 9	$ 260
Accounts payable and accrued liabilities	1,773	1,670
Regulatory settlements-current portion	178	177
Accrued compensation and employee benefits	743	1,290
Accrued income taxes	75	96
Dividends payable	103	-

Total current liabilities	2,881	3,493

Fiduciary liabilities	3,863	3,612
Less – cash and investments held in a fiduciary capacity	(3,863)	(3,612)
	-	-

Long-term debt	3,602	3,604
Pension, postretirement and postemployment benefits	774	709
Liabilities for errors and omissions	579	596
Other liabilities	1,114	1,135

Total stockholders’ equity	7,523	7,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,473	$17,359

Marsh & McLennan Companies, Inc.

Supplemental Information – Quarterly Revenue Analysis

2007

(Millions) (Unaudited)

Revenue Details
The following table provides detailed revenue information by quarter for 2007:

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007
Risk and Insurance Services
Marsh	$1,142	$1,124	$1,039	$1,195	$ 4,500
Guy Carpenter	292	217	226	167	902
Risk Capital Holdings	49	32	74	8	163
Total Risk and Insurance Services	1,483	1,373	1,339	1,370	5,565

Consulting
Mercer	800	842	844	882	3,368
Oliver Wyman Group	329	376	374	437	1,516
Total Consulting	1,129	1,218	1,218	1,319	4,884

Risk Consulting & Technology
Kroll	193	201	210	211	815
Corporate Advisory and Restructuring	42	50	50	38	180
Total Risk Consulting & Technology	235	251	260	249	995

Total Operating Segments	2,847	2,842	2,817	2,938	11,444

Corporate Eliminations	(35)	(23)	(23)	(13)	(94)

Total Revenue	$2,812	$2,819	$2,794	$2,925	$11,350

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007
Marsh:
EMEA	$ 524	$ 392	$ 345	$ 427	$1,688
Asia Pacific	78	105	96	109	388
Latin America	44	54	60	81	239
Total International	646	551	501	617	2,315
U.S. and Canada	496	573	538	578	2,185
Total Marsh	$1,142	$1,124	$1,039	$1,195	$4,500

Mercer:
Retirement	$ 276	$ 269	$ 255	$ 279	$1,079
Health and Benefits	197	216	210	204	827
Other Consulting Lines	106	125	140	138	509
Mercer Consulting	579	610	605	621	2,415
Outsourcing	161	167	171	183	682
Investment Consulting & Management	60	65	68	78	271
Total Mercer	$ 800	$ 842	$ 844	$ 882	$3,368

Kroll:
Litigation Support and Data Recovery	$ 60	$ 67	$ 69	$ 76	$ 272
Background Screening	72	74	78	73	297
Risk Mitigation and Response	61	60	63	62	246
Total Kroll	$ 193	$ 201	$ 210	$ 211	$ 815